Exhibit 99.2



[SPRINT - TOEGETHER WITH NEXTEL LOGO]




                                        News Release

                                          Sprint Nextel
                                          Edmund Halley Drive
                                          Reston, Va. 20191


                                                            Media Contacts:
                                                 Leigh Horner, 919-465-3712
                                                    leigh.horner@sprint.com

                                                  Nick Sweers, 913-794-3460
                                                 nicholas.sweers@sprint.com

                                                Investor Relations Contact:
                                                  Kurt Fawkes, 913-794-1140
                                                   kurt.e.fawkes@sprint.com


                     SPRINT NEXTEL ANNOUNCES FINAL STOCK AND
                   CASH CONSIDERATION FOR NEXTEL COMMON STOCK

RESTON, Va. - Aug. 16, 2005 - Sprint Nextel Corporation (NYSE: S) today announced that, in connection with the completion of the merger transaction between Sprint Corporation and Nextel Communications, Inc. on Aug. 12, 2005, holders of Nextel common stock will receive 1.26750218 shares of Sprint Nextel common stock and $0.84629198 in cash in exchange for each share of Nextel common stock. The per share cash amount of merger consideration is based on the cash ratio of 0.03249782, multiplied by $26.0415, the average of the per share closing prices of shares of Sprint series 1 common stock during the 20 trading day period on the New York Stock Exchange ending on (and including) the closing date.

As soon as practicable, UMB Bank, N.A. (the exchange agent) will send a transmittal letter to each holder of Nextel common stock. The transmittal letter will have instructions with respect to obtaining the merger consideration in exchange for shares of Nextel common stock.

Shares of Sprint common stock remain outstanding following the merger. Consequently, holders of Sprint stock do not need to exchange their existing certificates. Existing Sprint stock certificates represent the number of shares of Sprint Nextel stock equal to the number of shares of Sprint stock held immediately before the completion of the merger.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international push-to-talk capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.